Exhibit 99.5

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of LTX and Credence, giving effect to the merger as if it had been consummated on July 31, 2008, and the unaudited pro forma condensed combined statements of operations for the year ended July 31, 2008 combines the historical statements of operations of LTX and Credence, giving effect to the merger as if it had occurred on August 1, 2007. The historical consolidated financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results of operations. Intercompany transactions have not been eliminated as the extent of any such transactions are not material to the unaudited pro forma condensed combined financial statements.

These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical audited consolidated financial statements and accompanying notes of LTX and Credence, which have been incorporated by reference into this Current Report. The unaudited pro forma condensed combined financial statements are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed at the dates indicated. It may be necessary to further reclassify Credence’s consolidated financial statements to conform to those classifications that are determined by the combined company to be most appropriate. While some reclassifications of prior periods have been included in the unaudited pro forma condensed combined financial statements, further reclassifications may be necessary.

The unaudited pro forma condensed combined financial statements were prepared using the purchase method of accounting with LTX treated as the acquiring entity. Accordingly, consideration paid by LTX to complete the merger with Credence will be allocated to Credence’s assets and liabilities based upon their estimated fair values as of August 29, 2008, the date of completion of the merger. The allocation is dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive allocation. Additionally, a final determination of the fair value of Credence’s assets and liabilities will be based on the actual net tangible and intangible assets of Credence that exist as of the date of completion of the merger. Accordingly, the pro forma purchase price adjustments are preliminary, subject to further adjustments as additional information becomes available and as additional analyses are performed, and have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information presented below. LTX, with the assistance of an independent appraisal firm, estimated on a preliminary basis the fair value of Credence’s assets and liabilities based on discussions with Credence’s management, due diligence and information presented in public filings.

LTX expects to incur significant costs associated with integrating LTX’s and Credence’s businesses. The unaudited pro forma condensed combined financial statements do not reflect the cost of any integration activities or benefits that may result from synergies that may be derived from any integration activities but does include as part of the cost of the acquisition restructuring costs, principally severance related, directly incurred in conjunction with the merger.

LTX-CREDENCE CORPORATION AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Statement of Operations

For the twelve months ended July 31, 2008

(In thousands, except per share amounts)

	LTX	Credence		Pro Forma Adjustments		Combined
Net product sales	$108,448	$203,821		$(247	)(a)	$312,022
Net service sales	27,377	87,874		(4,652	)(a)	110,599

Net sales	135,825	291,695	(u)	(4,899)		422,621
Cost of sales	67,981	164,084		(5,882	)(t)	226,183

Gross profit	67,844	127,611		983		196,438
Research and development expense	—	64,246		(64,246	)(b)	—
Engineering and product development expense	46,020	—		64,246	(b)	110,266
Selling, general, and administrative expense	26,563	86,543		1,403	(c)	114,509
Amortization of purchased intangible assets and deferred compensation	—	15,507		1,026	(d)	16,533
Impairment charges and loss on disposal of product line	—	33,830	(u)	3,600	(e)	37,430
Restructuring charges	—	13,164		—		13,164
Loss on disposal of facilities	—	3,600		(3,600	)(e)	—

Total operating expenses	72,583	216,890		2,429		291,902

Loss from operations	(4,739)	(89,279)		(1,446)		(95,464)
Other income (expense)	—	(4,945)		—		(4,945)
Interest expense	(1,136)	—		(2,312	)(f)	(3,448)
Interest income	2,184	—		—		2,184

Loss before income tax benefit	(3,691)	(94,224	)(u)	(3,758)		(101,673)
Income tax benefit	(3,091)	(1,387)		—		(4,478)

Net loss	$(600)	$(92,837)		$(3,758)		$(97,195)

Net loss per share:
Basic	$(0.01)	$(0.91)				$(0.77)
Diluted	$(0.01)	$(0.91)				$(0.77)

Weighted-average common shares used in computing net loss per share:
Basic	62,611	102,309		63,021	(g)	125,632
Diluted	62,611	102,309		63,021	(g)	125,632

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

LTX-CREDENCE CORPORATION AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Balance Sheet

As of July 31, 2008

(In thousands)

	LTX	Credence	Pro Forma Adjustments		Combined
ASSETS
Current assets:
Cash and cash equivalents	$51,052	$150,284	$—		$201,336
Short-term investments	—	2,008	(2,008	)(h)	—
Marketable securities and short-term investments	20,410	—	2,008	(h)	22,418
Accounts receivable—trade	24,160	46,625	—		70,785
Accounts receivable—other	1,245	—	—		1,245
Inventories	22,505	35,234	(4,528	)(i)	53,211
Income tax receivable	—	496	(496	)(j)	—
Deferred income taxes	—	9,473	(9,473	)(j)	—
Prepaid expenses and other current assets	2,750	24,770	9,969	(j)	37,489

Total current assets	122,122	268,890	(4,528)		386,484
Property and equipment, net	27,213	39,924	18,325	(k)	85,462
Long-term investments	—	2,952	—		2,952
Goodwill	14,368	—	6,090	(l)	20,458
Other intangible assets, net	—	47,767	(16,567	)(m)	31,200
Other assets	6,024	36,817	(18,412	)(n)	24,429

Total assets	$169,727	$396,350	$(15,092)		$550,985

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$5,700	$—	$1,313	(o)	$7,013
Accounts payable	14,058	18,793	—		32,851
Deferred revenues and customer advances	1,777	19,651	(5,996	)(p)	15,432
Other accrued expenses	14,081	25,805	32,737	(o)	72,623
Accrued payroll and related liabilities	—	10,084	(10,084	)(o)	—
Income taxes payable	—	(23)	23	(o)	—
Accrued warranty	—	5,717	(5,717	)(o)	—
Deferred profit	—	1,815	(1,815	)(p)	—

Total current liabilities	35,616	81,842	10,461		127,919
Long-term debt, less current portion	12,200	119,193	(4,297	)(q)	127,096
Long-term deferred income taxes	—	9,473	(9,473	)(r)	—
Long-term income taxes payable	—	6,915	(6,915	)(r)	—
Long-term liabilities, other	4,631	33,017	24,947	(r)	62,595

Total liabilities	52,447	250,440	14,723		317,610

Stockholders’ equity:
Common stock	3,150	103	3,048	(s)	6,301
Additional paid-in capital	573,736	1,072,351	(954,916	)(s)	693,643
Accumulated other comprehensive income (loss)	(865)	8,261	(8,261	)(s)	(865)
Accumulated deficit	(458,741)	(934,805)	930,314	(s)	(463,232)

Total stockholders’ equity	117,280	145,910	(29,815)		233,375

Total liabilities and stockholders’ equity	$169,727	$396,350	$(15,092)		$550,985

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1. Basis of Presentation

On August 29, 2008, LTX and Credence jointly announced the completion of its merger agreement. The accompanying unaudited pro forma condensed combined financial statements present the pro forma consolidated financial position and results of operations of the combined company based upon the historical financial statements of LTX and Credence, after giving effect to the Credence merger and adjustments described in these notes, and are intended to reflect the impact of the merger on LTX. The accompanying unaudited pro forma condensed combined financial statements, however, do not give effect to the sale by Credence of its diagnostics and characterization product line that was completed on February 20, 2008 or to the sale by Credence of its automotive product line that was completed on August 26, 2008. See Note 2(u) for further discussion of the historical results of operations for Credence’s diagnostics and characterization and automotive product lines that are included in the pro forma results of operations.

The statement of operations for Credence used for the fiscal year ended July 31, 2008 is based on Credence’s operating results for the twelve months ended August 2, 2008.

The accompanying unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not give effect to any cost savings, revenue synergies or restructuring costs which may result from the integration of LTX’s and Credence’s operations.

The unaudited pro forma condensed combined balance sheet reflects the merger as if it was completed on July 31, 2008 and includes pro forma adjustments for LTX’s preliminary valuations of certain tangible and intangible assets, in-process research and development and long-term debt and lease obligations assumed. These adjustments are subject to further adjustment as additional information becomes available and additional analyses are completed. The unaudited pro forma condensed combined statements of operations reflect the merger as if it had been completed on August 1, 2007.

The unaudited pro forma condensed combined balance sheet has been adjusted to reflect the preliminary allocation of the purchase price to identifiable net assets acquired and the excess of the purchase price over the net assets acquired which represents goodwill. The purchase price allocation included within these unaudited pro forma condensed combined financial statements is based upon a purchase price of approximately $129.4 million. This amount was derived from the estimated number of shares of LTX common stock issued of approximately 63.0 million, based on the outstanding shares of Credence common stock, stock options and restricted stock on August 29, 2008 and the assumed exchange ratio of 0.6129 per each Credence share, at a price of $1.87 per share, the average closing price of LTX shares of common stock for the five-trading day period beginning August 27, 2008, which is two trading days prior to the completion of the merger agreement. Credence stock options and restricted stock were exchanged for LTX stock options and restricted stock and the price per share has been adjusted for the exchange ratio of 0.6129.

The following is a summary of the preliminary estimate of the purchase price for Credence:

	(in thousands, except exchange ratio and per share data)
Number of Credence shares acquired	102,824
Multiplied by the exchange ratio	0.6129

Number of shares of LTX common stock issued to the holders of Credence common stock	63,021
Multiplied by the price per share of LTX common stock	$1.87	$117,723

Estimated fair value of vested Credence stock options and restricted stock exchanged for LTX stock options and restricted stock (options calculated using the Company’s option pricing model) (1)		1,508
Compensation costs attributable to the transaction		3,859
Estimated transaction costs		6,300

Estimated purchase price		$129,390

For purposes of this pro forma analysis, the above purchase price has been allocated based on a preliminary estimate of the fair value of net assets acquired.

(in thousands)
Allocation of purchase consideration
Net book value of assets acquired as of July 31, 2008	$145,910
Less: write-off of existing Credence intangible assets	(47,767)

Adjusted net book value of assets acquired as of July 31, 2008	$98,143

(in thousands)
Remaining allocation
Identifiable intangible assets (2)	$31,200
In-process research and development (2)	3,200
Decrease inventories to fair value	(4,528)
Increase property and equipment to fair value	6,642
Decrease test equipment spares to fair value	(6,771)
Decrease deferred revenue to fair value	5,751
Assumed unfavorable lease	(7,340)
Decrease convertible notes to fair value	4,297
Decrease consignment inventory to fair value	42
Restructuring costs (3)	(7,336)
Goodwill	6,090

Estimated purchase price (4)	$129,390

(1)	The estimate provided in the pro-forma consideration is based upon the fair value of unvested Credence share based awards as of August 29, 2008. The fair value of awards exchanged will be determined based upon applying the Company’s option pricing valuation model on August 29, 2008, based upon the fair value of the LTX common shares at that time. The average LTX closing stock price of $1.87 per share was used to estimate the number of LTX options and restricted stock awards issued upon the conversion of Credence stock options and restricted stock awards and the related fair value.

(2)	For purposes of the unaudited pro forma condensed combined financial statements, the estimated allocation to acquired identifiable intangible assets and in-process research and development is expected to be within (but not limited to) the following general categories:

•	currently-marketed products, including patented and unpatented as well as, core and completed technology;

•	distributor agreements;

•	trademarks and trade names; and

•	customer contracts/relationships.

The unaudited pro forma condensed combined financial statements include estimated identifiable intangible assets with a fair value aggregating $31.2 million, which will be amortized based on the pattern and period in which the economic benefits of the intangible assets are consumed. The current estimated weighted average period is 5.2 years. Independent valuation advisors were used to assist with the estimate of the identifiable intangible asset values. The estimated identifiable intangible asset value is primarily based on information and assumptions developed by LTX management, certain publicly available information, and discussions with Credence’s management. These estimates will be adjusted based upon the final valuation. The final valuation is expected to be completed within 12 months after the completion of the merger.

In accordance with the requirements of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” any goodwill and acquired indefinite-lived intangible assets associated with the merger will not be amortized.

As required by Financial Accounting Standards Board Interpretation No. 4, “Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method,” any portion of the purchase price allocated to in-process research and development will be expensed immediately upon the closing of the merger. It is reasonable to assume that an in-process research and development charge will be recorded in conjunction with the final purchase accounting. The current estimate of the expected charge of $3.2 million has been included in the pro forma condensed combined balance sheet as of July 31, 2008 but has not been shown as a pro forma adjustment in the pro forma condensed combined statement of operations due to the nonrecurring nature of this item.

(3)	Certain restructuring and integration charges will be recorded subsequent to the merger that, under purchase accounting, may or may not be treated as part of the purchase price. The estimated restructuring costs included in the pro forma combined financial statements consist primarily of severance and outplacement costs directly incurred in connection with the acquisition based upon management’s plan at the time of the acquisition which represents management’s best estimate as of the date of this filing.

(4)	The purchase price allocation included within these unaudited pro forma condensed combined financial statements is based upon a purchase price of approximately $129.4 million. This amount was derived from the estimated number of shares of LTX common stock to be issued of approximately 63.0 million, based on the outstanding shares of Credence common stock, stock options and restricted stock on August 29, 2008, and the exchange ratio of 0.6129 per each Credence share, at a price of $1.87 per share, the average closing price of LTX shares of common stock for the five-trading day period beginning August 27, 2008, which is two trading days prior to the completion of the merger agreement and compensation and transaction costs directly related to the acquisition.

Upon completion of the fair value assessment after the merger, LTX anticipates that the ultimate price allocation will differ from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the assets and liabilities will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.

Note 2. Pro Forma Adjustments (amounts in thousands unless otherwise noted)

The following pro forma adjustments are based on preliminary estimates, which may change as additional information is obtained:

(a)	Adjustment to reflect the amortization of fair value step-down from book value of deferred revenue to product and service revenues.

(b)	Reclassify Credence’s research and development expense to engineering and product development expense to conform to LTX’s presentation.

(c)	Record the following adjustments to selling, general and administrative expense:

Year Ended July 31, 2008
Depreciation recorded on property and equipment step-up in fair value	$2,236
Depreciation recorded on consignment assets step-up in fair value	8
Straight-line amortization of unfavorable lease liability	(841)

Total	$1,403

(d)	Record the following adjustments to amortization of purchased intangible assets:

Year Ended July 31, 2008
Eliminate pre-existing amortization reflected in Credence’s financial statements	$(15,507)
Record amortization for fair value of acquired intangible assets	16,533

Total	$1,026

Pro forma amortization expense for the twelve months ended July 31, 2008 of $16.5 million was recorded based on the pattern in which the economic benefits of the intangible assets are consumed. The current estimated weighted average life is 5.2 years.

Amortization expense based on the pattern in which the economic benefits of the intangible assets are consumed for each of the succeeding five years approximates:

Year
2009	$7,261
2010	3,187
2011	2,455
2012	1,115
2013	377
Thereafter	272

Total	$14,667

(e)	Reclassify Credence’s loss on disposal of facilities to impairment charges and loss on disposal of product line in order to aggregate similarly captioned line items.

(f)	Adjustment to record incremental interest expense related to the amortization of the discount in fair value of Credence’s long-term debt recorded in the purchase price allocation. Amortization is recorded on a straight-line basis.

(g)	The 63,021,000 shares of LTX common stock issued in connection with the merger agreement are included in the computation of weighted average shares for the year ended July 31, 2008 as if they were issued on August 1, 2007.

(h)	Reclassify Credence’s short-term investments to marketable securities and short-term investments to conform to LTX’s presentation.

(i)	To record difference in book value and fair value of inventories acquired in the merger.

(j)	Adjustments to prepaid expenses and other current assets, deferred income taxes and income tax receivable consist of the following:

Reclassification of income tax receivable to prepaid expenses and other current assets	$(496)
Reclassification of deferred taxes to prepaid expenses and other current assets	(9,473)

Total	$(9,969)

(k)	Adjustments to property and equipment consist of the following:

To record difference in book value and fair value of property and equipment acquired in the merger	$6,642
Reclassification of test equipment spares from other assets to property and equipment to conform to LTX presentation	11,683

Total	$18,325

(l)	Goodwill

The $6.1 million estimated excess of purchase price over the amounts assigned to acquired assets and liabilities, and any acquired intangible assets that cannot be recognized apart from goodwill, has been recorded as goodwill in accordance with Statement of Financial Accounting Standards, or SFAS, No. 141 Business Combinations. Goodwill and other intangible assets acquired that have indefinite lives will not be amortized which is in accordance with SFAS No. 142, Goodwill and Other Intangible Assets.

LTX-Credence believes the factors contributing to a purchase price that results in the recognition of goodwill include (but are not limited to), increased manufacturing capacity and efficiency, securing long-term rights to certain technology and brand names, as well as strengthening long-term customer relationships common to LTX and Credence.

(m)	For purposes of preparing the pro forma financial statements the initial purchase price has been allocated to definite lived intangible assets as follows:

Trade-name related	$300
Distributor relationships	3,100
Customer relationships	8,400
Developed technology	18,700
Maintenance agreements	700

Total	$31,200

Pro forma adjustments to other intangible assets, net consist of the following:

Elimination of pre-existing Credence intangible assets	$(47,767)
Acquired identifiable amortizable intangible assets at value assigned by independent valuation advisors	31,200

Total	$(16,567)

(n)	Adjustments to other assets consist of the following:

Reclassification of test equipment spares from other assets to property and equipment in order to conform to LTX presentation	$(11,683)
Step-down in book value to fair value	(6,771)
To record difference in book value and fair value of consignment assets acquired in the merger	42

Total	$(18,412)

(o)	Adjustments to other accrued expenses, accrued payroll, income taxes payable and accrued warranty consist of the following:

Reclassification of accrued warranty to accrued expenses to conform to LTX presentation	$5,717
Reclassification of income taxes payable to conform to LTX presentation	(23)
Reclassification of accrued payroll liabilities to accrued expenses	10,084
To accrue transaction-related costs	6,300
To accrue transaction-related compensation	2,504
To record current portion of unfavorable lease liability	841
To record restructuring costs	8,627
Reclassification of current portion of long-term debt	(1,313)

Total	$32,737

(p)	Adjustments to deferred revenue consist of the following:

Adjust current portion of step-down in book value to fair value of deferred revenue	$(5,751)
To reclass long-term portion of step-down in deferred revenue	(2,060)
Reclassification of deferred profit to deferred revenue to conform to LTX presentation	1,815

Total	$(5,996)

(q)	Record step-down in fair value of long-term debt.

(r)	Adjustments to long-term liabilities, other, long-term deferred income taxes and long-term income taxes payable consist of the following:

Reclassification of deferred income taxes to long-term liabilities, other	$9,473
Reclassification of income taxes payable to long-term liabilities, other	6,915
Record long-term portion of unfavorable lease liability	6,499
Record long-term portion of step-down in deferred revenue	2,060

Total	$24,947

(s)	Adjustments to equity represent the elimination of Credence’s historical equity and the recording of the issuance of 63,021,000 shares of LTX common stock upon completion of the merger. The value of the LTX common stock issued is approximately $117.7 million based on the trading price of LTX common stock for the five-trading day period beginning August 27, 2008, which is two trading days prior to the completion of the merger agreement. Also reflected is an adjustment to record the estimated fair value of outstanding Credence stock options to be exchanged for LTX stock options (calculated using the Company’s stock option pricing valuation model), estimated restructuring costs related to former LTX employees, and the fair value of in-process research and development:

Issuance of LTX common stock	$3,151
Additional paid-in capital associated with issuance of LTX common stock	114,572
Eliminate Credence common stock	(103)
Eliminate Credence additional paid-in capital	(1,072,351)
Eliminate Credence accumulated deficit	934,805
Eliminate Credence accumulated other comprehensive loss	(8,261)
In-process research and development	(3,200)
Estimated fair value of vested stock options and restricted stock	1,508
Restructuring costs related to former LTX employees	(1,291)
Increase in additional paid-in-capital related to acceleration of equity – former Credence executives	833
Increase in additional paid-in-capital related to acceleration of equity – former Credence directors	522

Total	$(29,815)

(t)	Adjustments to Cost of Sales represent the following:

To record depreciation of step-down in test equipment spares	$(1,354)
To record cost of sales for inventory step-down based on inventory turnover	(4,528)

Total	$(5,882)

(u)	On February 20, 2008, Credence completed the sale of its diagnostics and characterization product line. On August 26, 2008, Credence completed the sale of its automotive product line. This sale does not constitute the sale of a significant subsidiary within the meaning of Article 11 of Regulation S-X promulgated by the SEC. Therefore, the operating results of this product line are included in the pro forma financial statements for the fiscal year ended July 31, 2008. For the diagnostics and characterization product line, revenues were $13.8 million and pre-tax loss was $5.1 million for the year ended July 31, 2008 and impairment charges and loss on disposal of the diagnostics and characterization product line recorded in the year ended July 31, 2008 was $26.3 million. For the automotive product line, revenues were $22.1 million and pre-tax gain was $0.5 million for the fiscal year ended July 31, 2008.

Note 3. Valuation of Intangible Assets and Goodwill

The estimated purchase price for the merger with Credence has been allocated to assets acquired and liabilities assumed based on their estimated fair values. LTX has then allocated the purchase price in excess of net tangible assets acquired to identifiable intangible assets, including in process research and development, based upon a detailed valuation that uses information and assumptions provided by management, as further described below. Any excess purchase price over the fair value of the net tangible and intangible assets acquired is allocated to goodwill.

Note 4. Identifiable Intangible Assets

As part of the preliminary purchase price allocation Credence’s identifiable intangible assets include existing technology, customer relationships and trade names. Credence’s existing technology relates to patents, patent applications and know-how with respect to the technologies embedded in its currently marketed products.

LTX primarily used the income approach to value the existing technology and other intangibles. This approach calculates fair value by estimating future cash flows attributable to each intangible asset and discounting them to present value at a risk-adjusted discount rate.

In estimating the useful life of the acquired assets, LTX considered paragraph 11 of SFAS No. 142, Goodwill and Other Intangible Assets, which lists the pertinent factors to be considered when estimating the useful life of an intangible asset. These factors included a review of the expected use by the combined company of the assets acquired, the expected useful life of another asset (or group of assets) related to the acquired assets, legal, regulatory or other contractual provisions that may limit the useful life of an acquired asset or may enable the extension of the useful life of an acquired asset without substantial cost, the effects of obsolescence, demand, competition and other economic factors, and the level of maintenance expenditures required to obtain the expected future cash flows from the asset. LTX expects to amortize these intangible assets over their estimated useful lives using a method that is based on estimated future cash flows as LTX believes this will approximate the pattern in which the economic benefits of the assets will be derived.

Acquired In-Process Research and Development

As part of the preliminary purchase price allocation for Credence, approximately $3.2 million of the purchase price has been allocated to acquired in-process research and development projects. The amount allocated to acquired in-process research and development represents the estimated value based on risk-adjusted cash flows related to in-process projects that have not yet reached technological feasibility and have no alternative future uses as of the date of the acquisition. The primary basis for determining the technological feasibility of these projects was a detailed review of the development status of each project including factors such as costs incurred/remaining, technological risks achieved/remaining, and incompleteness. The fair value attributable to these in-process projects will be expensed at the time of the acquisition. If the projects are not successful or completed in a timely manner, LTX may not realize the financial benefits expected for these projects or for the transaction as a whole.

The fair value assigned to acquired in-process technology was determined by estimating the costs to develop the acquired technology into commercially viable products, estimating the resulting net cash flows from the projects, and discounting the net cash flows to their present value. The revenue projection used to value the acquired in-process research and development was based on estimates of relevant market sizes and growth factors, expected trends in technology, and the nature and expected timing of new product introductions by us and our competitors. The resulting net cash flows from such projects were based on our estimates of cost of sales, operating expenses, and income taxes from such projects.

The rates utilized to discount the net cash flows to their present value were based on estimated cost of capital calculations and the implied rate of return from the transaction model plus a risk premium. Due to the nature of the forecasts and the risks associated with the developmental projects, appropriate risk-adjusted discount rates were used for the in-process research and development projects. The discount rates are based on the stage of completion and uncertainties surrounding the successful development of the purchased in-process technology projects.

The most significant purchased in-process technology relates to Credence’s ASL and Diamond tester product lines for which LTX has estimated a value of approximately $3.2 million.